Exhibit 99.1

Release: IMMEDIATE
For: Comtex News Network
(Symbol: CMTX)

Contact:	Amber Gordon
agordon@comtex.com
703-797-8011

COMTEX REPORTS SECOND QUARTER FISCAL 2010 RESULTS

NEW YORK, NY, February 16, 2010 – Comtex News Network, Inc. (OTC BB: CMTX), a leading provider of economically useful electronic real-time news, content and SmarTrend® market products, today announced financial results for its second fiscal quarter and the six month period ended December 31, 2009.

Comtex reported revenues increased to $1.8 million for the quarter ended December 31, 2009, from $1.6 million for the three months ended December 31, 2008.  The higher quarterly revenues resulted primarily from increased SmarTrend product sales.  For the six months ended December 31, 2009, Comtex’s revenues increased to  $3.6 million from $3.3 million for the prior year’s comparable period. The year-to-date increase was primarily due to higher SmarTrend product sales, offset by reduced database revenues resulting from client consolidations and pricing pressures within the online news and information industry.

For the second quarter ended December 31, 2009, Comtex reported an operating loss of $(153,000) and a net loss of $(126,000), or a ($0.01) per share, compared to operating income of $43,000 and net income of $47,000, or $0.00 per share, for the three months ended December 31, 2008.  The losses for the three months ended December 31, 2009, compared to the profits from the previous period, were primarily due to increases in the cost of revenues, and increased sales and marketing expenses, slightly offset by the growth of SmarTrend product sales.

For the six months ended December 31, 2009, Comtex reported an operating loss of $(16,000), and net income of $40,000, or $0.00 per share, compared to operating income of $74,000, and net income of $72,000, or $0.00 per share, for the six months ended December 31, 2008.

For the six months ended December 31, 2009, EBITDA (as defined and explained in the accompanying note to the table below), excluding the effects of stock-based compensation, was $61,000 compared to EBITDA of $167,000 for the six months ended December 31, 2008.  The decrease in EBITDA was primarily due to increased expenses mainly in the areas of product line expansion, sales and marketing.

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Comtex Announces 2nd Quarter Results	Page 2
February 16, 2010

About Comtex
Comtex (www.comtex.com) provides real-time news, Comtex SmarTrend® Alerts and economically useful information.  Comtex customers receive select content from key sources which is further enhanced with stock tickers and an extended lexicon of relevant terms.  With a specialization in the financial news and content marketplace, Comtex receives, enhances, combines and filters news and content received from national and international news bureaus, agencies and publications, and distributes more than one million total stories per day.  Comtex’s state-of-the-art technology delivers this relevant content and reliable service in real-time.  Comtex also provides several proprietary SmarTrend Alert products to investors, including a daily stock market letter (Morning Call), selected stock news (SmarTrend Spotlights), and SmarTrend Alerts (via subscription at www.mysmartrend.com).  Comtex has offices in New York City; Boston, Massachusetts; and Alexandria, Virginia.

SmarTrend® is a registered trademark of Comtex News Network, Inc.

FINANCIAL TABLE FOLLOWS

Comtex Announces 2nd Quarter Results	Page 3
February 16, 2010

Comtex News Network, Inc. Selected Financial Data (unaudited / amounts in thousands, except per share amounts)

	Three Months		Six Months
	Ended December 31		Ended December 31
	2009	2008	2009	2008

Revenues	$1,792	$1,653	$3,605	$3,316
Operating (Loss) Income	(153)	43	(16)	74
Net (Loss) Income	$(126)	$47	$40	$72

(Loss) Earnings Per Share
Basic and Diluted	$(0.01)	$0.00	$0.00	$0.00

Weighted Avg. # Shares:
Basic	15,794	15,446	15,794	15,583
Diluted	15,914	15,450	15,852	15,791

Reconciliation to EBITDA:
Net (Loss) Income	$(126)	$47	$40	$72
Stock-based compensation	-	35	-	35
Depreciation and Amortization	43	29	77	58
Interest/Other (Income) Expenses, net	(27)	(6)	(56)	(11)
Income Taxes	(1)	1	-	13
EBITDA	$(111)	$106	$61	$167

Please Note:  EBITDA consists of earnings before stock-based compensation, debt conversion expense, interest expense, interest and other income, unrealized and realized gains (losses) in marketable securities, income taxes, and depreciation and amortization. EBITDA is not a term defined by U.S. generally accepted accounting principles, and as a result, our measure of EBITDA might not be comparable to similarly titled measures used by other companies.  However, we believe that EBITDA is relevant and useful information, which is often reported and widely used by analysts, investors and other interested parties in our industry.  Accordingly, we are disclosing this information to permit a more comprehensive analysis of our operating performance.

Also Please Note:  Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, that involve a number of risks and uncertainties.  These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as “anticipate,” “expect,” “could,” “intend,” “may” and other words of a similar nature.  These statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein, including the occurrence of unanticipated events or circumstances relating to the fact that Comtex is in a highly competitive industry subject to rapid technological, product and price changes.  Other factors include the possibility that demand for the Company's products may not occur or continue at sufficient levels, changing global economic and competitive conditions, technological risks and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission.  Comtex undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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